Exhibit 99.1

Intercontinental Exchange Reports Strong Third Quarter 2017 GAAP Diluted EPS of $0.62 on Revenues of $1.1 billion, +6% y/y; Adjusted Diluted EPS of $0.73, +14% y/y

▪	$1.1 billion of revenues in 3Q17, up 6% from the prior third quarter

▪	2017 synergies now expected to be at least $70 million, up from $60 million previously

▪	Through October 31, 2017, $1.15 billion returned to shareholders via buybacks and dividends

▪	$1.2 billion share repurchase program authorized to begin January 1, 2018, 20% increase from prior authorization

ATLANTA & NEW YORK, November 2, 2017 - Intercontinental Exchange (NYSE: ICE), a leading operator of global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the third quarter of 2017. For the quarter ended September 30, 2017, consolidated net income attributable to ICE was $369 million on $1.1 billion of consolidated revenues less transaction-based expenses. Third quarter GAAP diluted earnings per share (EPS) were $0.62, up 9% year-over-year. On an adjusted basis, net income was $430 million in the third quarter, and diluted EPS were $0.73, up 14% year-over-year. Please refer to the reconciliation of non-GAAP financial measures included in the press release for more information on our adjusted net income and adjusted diluted EPS.

“We are pleased to again deliver strong revenue and earnings growth while executing on our strategic objectives to serve our customers and shareholders," said ICE Chairman and CEO Jeffrey C. Sprecher. "We are investing to grow our trading, data and risk management solutions across geographies and asset classes and continue to see new ways to serve our customers across their workflow, from capital efficient clearing, to new trading and data products, to supporting regulatory compliance and connectivity needs. Our recent acquisitions demonstrate this focus and we look forward to leveraging our integrated offering to serve global markets as they evolve."

Scott A. Hill, ICE CFO, added: "Through the first nine months of the year we have grown revenues and are now on track to exceed our original 2017 synergy target even as we invest for continued growth in 2018. Our disciplined and balanced approach to shareholder value creation has enabled us to strategically invest in our business, while also returning over $1 billion to shareholders through buybacks and dividends so far in 2017."

Third Quarter 2017 GAAP Results

Third quarter 2017 consolidated revenues, less transaction-based expenses, were $1.1 billion. Trading and clearing segment revenues, less transaction-based expenses, were $523 million in the third quarter 2017, up 8% compared to the prior third quarter. Data and listings segment revenues were $620 million in the third quarter of 2017, up 4% compared to the prior third quarter, including data services revenues of $518 million, up 6% and listings revenues of $102 million, down 3% over the prior third quarter.

Consolidated operating expenses were $547 million for the third quarter of 2017. Consolidated operating income for the third quarter was $596 million and operating margin was 52%. The effective tax rate for the third quarter was 33%.

Unrestricted cash was $419 million and outstanding debt was $6.1 billion as of September 30, 2017.

Financial Guidance

•	ICE's fourth quarter 2017 GAAP operating expenses are expected to be in a range of $540 million to $550 million and adjusted operating expenses(1) are expected to be in a range of $475 million to $485 million.

•	ICE's interest expense is expected to be $50 million in the fourth quarter.

•	ICE's adjusted effective tax rate is expected to be between 30-32% for the fourth quarter.

•	ICE's diluted share count for the fourth quarter is expected to be in the range of 585 million to 595 million weighted average shares outstanding.

(1) The 2017 Non-GAAP adjusted operating expense excludes $65 million in amortization of acquisition-related intangibles for the fourth quarter of 2017. The GAAP operating expense forecast does not reflect an estimate of acquisition-related transaction and integration costs for the fourth quarter of 2017.

Earnings Conference Call Information

ICE will hold a conference call today, November 2, at 8:30 a.m. ET to review its second quarter 2017 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 1801297 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

The conference call for the fourth quarter 2017 earnings has been scheduled for February 7, 2018 at 8:30 a.m. ET. Please refer to the Investor Relations website at www.ir.theice.com for additional information.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Transaction and clearing, net	$2,373	$2,566	$758	$777
Data services	1,559	1,463	518	489
Listings	315	314	102	106
Other revenues	148	131	54	44
Total revenues	4,395	4,474	1,432	1,416
Transaction-based expenses:
Section 31 fees	275	290	92	94
Cash liquidity payments, routing and clearing	635	823	197	244
Total revenues, less transaction-based expenses	3,485	3,361	1,143	1,078
Operating expenses:
Compensation and benefits	710	708	231	236
Professional services	94	101	30	32
Acquisition-related transaction and integration costs	27	61	4	14
Technology and communication	294	277	99	93
Rent and occupancy	52	52	17	17
Selling, general and administrative	117	83	38	31
Depreciation and amortization	404	470	128	181
Total operating expenses	1,698	1,752	547	604
Operating income	1,787	1,609	596	474
Other income (expense):
Interest expense	(137)	(134)	(47)	(44)
Other income, net	198	24	11	13
Other income (expense), net	61	(110)	(36)	(31)
Income before income tax expense	1,848	1,499	560	443
Income tax expense	537	409	185	93
Net income	$1,311	$1,090	$375	$350
Net income attributable to non-controlling interest	(22)	(20)	(6)	(6)
Net income attributable to Intercontinental Exchange, Inc.	$1,289	$1,070	$369	$344

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$2.18	$1.80	$0.63	$0.58
Diluted	$2.17	$1.79	$0.62	$0.57
Weighted average common shares outstanding:
Basic	591	595	588	596
Diluted	595	599	592	600
Dividend per share	$0.60	$0.51	$0.20	$0.17

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of	As of
	September 30, 2017	December 31, 2016
Assets:
Current assets:
Cash and cash equivalents	$419	$407
Short-term investments	16	23
Short-term restricted cash and investments	762	679
Customer accounts receivable, net	897	777
Margin deposits and guaranty funds	52,401	55,150
Prepaid expenses and other current assets	744	97
Total current assets	55,239	57,133
Property and equipment, net	1,192	1,129
Other non-current assets:
Goodwill	12,016	12,291
Other intangible assets, net	10,056	10,420
Long-term restricted cash and investments	264	264
Long-term investments	—	432
Other non-current assets	351	334
Total other non-current assets	22,687	23,741
Total assets	$79,118	$82,003

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$427	$388
Section 31 fees payable	32	131
Accrued salaries and benefits	184	230
Deferred revenue	228	114
Short-term debt	1,197	2,493
Margin deposits and guaranty funds	52,401	55,150
Other current liabilities	131	111
Total current liabilities	54,600	58,617
Non-current liabilities:
Non-current deferred tax liability, net	2,989	2,958
Long-term debt	4,865	3,871
Accrued employee benefits	264	430
Other non-current liabilities	381	337
Total non-current liabilities	8,499	7,596
Total liabilities	63,099	66,213
Redeemable non-controlling interest	—	36
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Common stock	6	6
Treasury stock, at cost	(833)	(40)
Additional paid-in capital	11,423	11,306
Retained earnings	5,718	4,789
Accumulated other comprehensive loss	(322)	(344)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,992	15,717
Non-controlling interest in consolidated subsidiaries	27	37
Total equity	16,019	15,754
Total liabilities and equity	$79,118	$82,003

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below as adjustments to GAAP are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. We use these adjusted results because we believe they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our core operating performance. We strongly recommend that investors review the GAAP financial measures and additional non-GAAP information included in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE common shareholders and adjusted diluted earnings per share for the periods presented below are calculated by adding or subtracting the adjustments described below, which are not reflective of our cash operations and core business performance, and their related income tax effect and other tax adjustments (in millions, except for per share amounts):

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Net income attributable to ICE	$369	$344
Add: Interactive Data and NYSE transaction and integration costs	3	7
Add: Employee severance costs related to Creditex U.K. brokerage operations	—	4
Add: Creditex customer relationship intangible asset impairment	—	33
Add: Amortization of acquisition-related intangibles	64	76
Add: Accruals relating to ongoing investigations and inquiries	4	—
Less: Income tax effect for the above items	(22)	(45)
Add: Deferred tax adjustments on acquisition-related intangibles	12	—
Less: Other tax adjustments	—	(34)
Adjusted net income attributable to ICE	$430	$385

Diluted earnings per share attributable to ICE	$0.62	$0.57

Adjusted diluted earnings per share attributable to ICE	$0.73	$0.64

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) is a Fortune 500 company that operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017. We caution you not to place undue reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Investor Relations Contact:

Warren Gardiner

+1 770 835 0114

warren.gardiner@theice.com

investors@theice.com

ICE Media Contact:

Kelly Loeffler

+1 770 857 4726

kelly.loeffler@theice.com

media@theice.com